Filed Pursuant to Rule 433 under the

Securities Act of 1933

Registration Statement No. 333-182222

Issuer Free Writing Prospectus dated

November 28, 2012

TERM SHEET

$450,000,000 3.250% SENIOR NOTES DUE 2017 (“2017 NOTES”)

$300,000,000 4.375% SENIOR NOTES DUE 2022 (“2022 NOTES”)

Issuer:	The Dun & Bradstreet Corporation

Size:	2017 Notes: $450,000,000
2022 Notes: $300,000,000

Security Type:	Senior Notes

Coupon:	2017 Notes: 3.250%
2022 Notes: 4.375%

Maturity:	2017 Notes: December 1, 2017
2022 Notes: December 1, 2022

Trade Date	November 28, 2012

Price to Public:	2017 Notes: 99.991%
2022 Notes: 99.027%

Yield:	2017 Notes: 3.252%
2022 Notes: 4.497%

Spread:	2017 Notes: T + 262.5 bps
2022 Notes: T + 287.5 bps

Benchmark Treasury:	2017 Notes: 0.750% due October 31, 2017
2022 Notes: 1.625% due November 15, 2022

Benchmark Treasury Price and	2017 Notes: 100-19; 0.627%
Yield:	2022 Notes: 100-01; 1.622%

Coupon Dates:	June 1 and December 1

First Coupon:	June 1, 2013

Settlement:	December 3, 2012 (T+3), interest will accrue from
the settlement date

Make Whole Call:	2017 Notes: Callable at any time at the greater of par
and the make whole redemption price (Treasury plus
40 basis points)

2022 Notes: Callable at any time prior to September 1,

2022 at the greater of par and the make whole

redemption price (Treasury plus 45 basis points); on

or after September 1, 2022, callable at any time at par

Anticipated Ratings:	2017 Notes: BBB+ (S&P) / BBB+ (Fitch)
2022 Notes: BBB+ (S&P) / BBB+ (Fitch)

CUSIP / ISIN:	2017 Notes: 26483E AF7 / US26483EAF79
2022 Notes: 26483E AG5 / US26483EAG52

Joint Bookrunning Managers:	Barclays Capital Inc.
J.P. Morgan Securities LLC
HSBC Securities (USA) Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	Mitsubishi UFJ Securities (USA), Inc.
RBS Securities Inc.
Citigroup Global Markets Inc.
Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold a security and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc. toll-free at (888) 603-5847; or J.P. Morgan Securities LLC collect at 212-834-4533.